UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

HIGHER ONE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street

New Haven, CT 06511

(Address of principal executive offices and zip code)

(203) 776-7776

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On June 15, 2016, Higher One Holdings, Inc. (“Holdings”), and Higher One, Inc., a subsidiary of Holdings (“Higher One”) completed its previously announced sale of substantially all of the assets of Higher One’s refund disbursement business to Customers Bank (“Bank”) and Customers Bancorp, Inc. (“Bancorp”, and together with Bank, “Customers”), pursuant to the terms of the December 15, 2015 Asset Purchase Agreement between Holdings, Higher One and Customers.

Pursuant to the terms of the Asset Purchase Agreement, the parties agreed upon an aggregate purchase price of $37 million payable as follows (x) $17 million on the closing date and (y) $10 million on each of the first two anniversaries of such date. The Asset Purchase Agreement also includes possible incentive payments during each of the three (3) years beginning in 2017; in the event the annual gross revenue generated by the disbursement business exceeds $7 million, Higher One will receive thirty-five percent of any such excess.

At the time of closing, (1) Higher One received total cash consideration of $17 million, and (2) Customers placed $20 million into an escrow account for the payments owed on each of the first two anniversaries of the close and for potential indemnification claims. In connection with the close of the sale, Higher One reduced the amount outstanding under its credit facility by $10 million.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      In connection with the event described in Item 2.01, Casey McGuane, Chief Operating Officer, resigned from Holdings effective June 15, 2016 at 5:00 p.m. eastern time. Mr. McGuane has accepted a position with Customers.

Item 9.01.  Financial Statements and Exhibits

(b)	Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial statements will be filed by amendment of this Form 8-K within four business days of the reportable event described in Item 2.01.

●	Unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014 and 2013.
●	Unaudited pro forma condensed consolidated balance sheet as of March 31, 2016.
●	Notes to the unaudited pro forma condensed consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2016

HIGHER ONE HOLDINGS, INC.

By:  /s/ Christopher Wolf

 _____________________________

 Christopher Wolf

 Executive Vice President and Chief Financial Officer